UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2014

RELIV INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19932	37-1172197
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

136 Chesterfield Industrial Boulevard, Chesterfield, MO             63005

(Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code_____(636) 537-9715______

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No. 2.03 – Creation of a Direct Financial Obligation

On October 29, 2014, Registrant and three of its wholly-owned subsidiaries, Reliv, Inc., Reliv World Corporation and SL Technology, Inc. entered into a First Amendment to the Credit Agreement (“Amendment”) with BMO Harris Bank N.A. (the “Bank”). In the original Credit Agreement, dated February 28, 2014, the Bank agreed to provide certain credit facilities to Registrant, including a Term Loan in the principal amount of $3,481,961 and a revolving credit facility in the amount of $5,000,000, with a maturity date of July 1, 2016.

The original Credit Agreement includes a series of conditions, representations and warranties, affirmative covenants and negative covenants. The covenants include certain financial covenants requiring Registrant to maintain a designated tangible net worth, and a ratio of EBITDA adjusted for certain additional non-cash expenses to Fixed Charges (“Fixed Charge coverage ratio”). At September 30, 2014, the Registrant’s computed Fixed Charge coverage ratio was less than the minimum ratio of 1.15 to 1, as specified in the Credit Agreement. As part of the Amendment, the Bank has agreed to waive the Registrant’s non-compliance of the Fixed Charge coverage ratio for the September 30, 2014 reporting period.

In addition to the waiver on the Fixed Charge coverage ratio, the Amendment restricts the Registrant from the declaration and cash payment of common stock dividends and the repurchase of company stock. The Amendment also reduces the revolving line of credit facility’s maximum borrowing limit from $5 million to $3.5 million. At October 29, 2014, as adjusted for the Amendment, $3 million remains available for additional borrowings under the revolving line of credit.

Item No. 9.01 – Exhibit

The following exhibit is attached hereto:

Exhibit No.	Exhibit

10.1	First Amendment to Credit Agreement dated October 29, 2014 Among Reliv International, Inc., Reliv, Inc. Reliv World Corporation, and SL Techology, Inc., as Borrowers and BMO Harris Bank N.A.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Reliv International, Inc.
(Registrant)

Date: October 30, 2014	By:	/s/ Robert L. Montgomery
Robert L. Montgomery Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	First Amendment to Credit Agreement dated October 29, 2014 Among Reliv International, Inc., Reliv, Inc. Reliv World Corporation, and SL Techology, Inc., as Borrowers and BMO Harris Bank N.A.

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